Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-185949) and related Prospectus of BlueLinx Holdings Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 20, 2013, with respect to the consolidated financial statements of BlueLinx Holdings Inc., and the effectiveness of internal control over financial reporting of BlueLinx Holdings Inc., included in its Annual Report (Form 10-K) for the year ended December 29, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 26, 2013